Exhibit 99.1

D. Michael Kramer
CEO and President
Ohio Legacy Bank
305 West Liberty St.
Wooster, OH 44691
January 23, 2007

Dear Mike,
I would like to inform you of my intention to retire from my position with Ohio Legacy Bank and from my position as a member of the board of directors of Ohio Legacy Corp effective January 31, 2007.
While I look forward to enjoying my retirement and the time it will afford me to spend with my family, if there is any assistance I can provide to the bankers in Wooster or our other markets do not hesitate to contact me.
I look back on my role in the founding of the company with appreciation for the efforts of the communities and employees who helped make Ohio Legacy Bank possible, it was a team effort. The foundation has been laid with this team to become a highly successful financial institution. The last six years have been tremendously exciting and I am confident that the bank will continue to make progress towards the goal of becoming an organization our employees, communities and shareholders can be proud of.

Sincerely,
/s/ L. Dwight Douce
L. Dwight Douce
Executive Vice President

OHIO LEGACY BANK N.A.